Exhibit 4.4

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR CEDE & CO., AS NOMINEE OF THE DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE OPERATING PARTNERSHIP OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND SUCH SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP LP

3.300% Senior Note due 2026

REGISTERED	PRINCIPAL AMOUNT: $400,000,000
No. R-1

CUSIP: 024836 AE8 ISIN: US024836AE87

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP LP, a Maryland limited partnership (the “Operating Partnership”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal amount of FOUR HUNDRED MILLION DOLLARS ($400,000,000) on July 15, 2026 (the “Stated Maturity Date”) (unless redeemed on any date fixed for redemption (the “Redemption Date”) prior to the Stated Maturity Date in accordance with the terms of this Note and the Indenture) (the Stated Maturity Date and the Redemption Date is hereinafter referred to as the “Maturity Date” with respect to the principal repayable on such date) and to pay interest on the outstanding principal amount of this Note from and including June 21, 2019, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as applicable, semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2020 (each, an “Interest Payment Date”), and, if applicable, on the Maturity Date, at the rate of 3.300% per annum, until said principal amount is paid or duly provided for. Interest on this Note will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Payment of Interest. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the January 1 or July 1, whether or not a Business Day, as defined in the Indenture, as the case may be, immediately preceding such Interest Payment Date (the “Regular Record Date”). Any such interest not punctually paid or duly provided for on an Interest Payment Date (“Defaulted Interest”) will forthwith cease to be payable to the Holder on such Regular Record Date, and such Defaulted Interest may be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more fully provided in the Indenture.

Optional Redemption. The provisions of Article Eleven of the Indenture shall apply to this Note, as supplemented or amended by the following paragraphs.

The Operating Partnership may, at its option, redeem the Notes, in whole at any time or in part from time to time, in each case upon notice at least 15 days but not more than 45 days prior to May 15, 2026, at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the Make Whole Amount, plus in each case unpaid interest, if any, accrued to, but not including, the applicable Redemption Date. In addition, at any time on or after May 15, 2026, the Operating Partnership may, at its option, redeem the Notes prior to maturity, in whole at any time or in part from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus unpaid interest, if any, accrued to, but not including, the applicable Redemption Date. Notwithstanding the foregoing, the Operating Partnership will pay any interest installment due on an Interest Payment Date that falls on or prior to the Redemption Date to the Holders of the Notes as of the close of business on the Regular Record Date immediately preceding such Interest Payment Date.

In the case of any partial redemption of the Notes, selection of the Notes for redemption will be made by the Trustee by such method as the Trustee in its sole discretion deems fair and appropriate, in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of this Note.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed (assuming, for this purpose, that the Notes matured on May 15, 2026) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of three Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of five Reference Treasury Dealer Quotations obtained, or (2) if the Operating Partnership obtains fewer than five such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Operating Partnership.

“Make Whole Amount” means, as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed that would be due if such Notes matured on May 15, 2026 (except that, if such Redemption Date is not an Interest Payment Date, the amount of the next succeeding scheduled interest payment will be reduced by the amount of unpaid interest accrued thereon to, but not including, such Redemption Date), discounted to the applicable Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.25%.

“Reference Treasury Dealer” means each of: (i) Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC (or an affiliate of any of the foregoing that is a Primary Treasury Dealer); provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), the Operating Partnership will substitute therefor another Primary Treasury Dealer; and (ii) any two other Primary Treasury Dealers selected by the Operating Partnership.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Operating Partnership, of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the Operating Partnership (and provided to the Trustee) by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third Business Day immediately preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third Business Day immediately preceding such Redemption Date) of the Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

Place of Payment. The Operating Partnership will make payment of principal of, and premium, if any, and interest on, this Note in immediately available funds at the Corporate Trust Office of the Trustee or such other Office or Agency as may be designated by the Operating Partnership for such purpose in The City of New York, in Dollars.

Time of Payment. If an Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date or the Maturity Date, as the case may be, and no additional interest shall accrue on such payment as a result of payment on such next succeeding Business Day.

General. This Note is one of a duly authorized issue of Securities of the Operating Partnership, issued and to be issued in one or more series under an indenture (the “Base Indenture”), dated as of April 2, 2013, among the Operating Partnership, American Campus Communities, Inc., as guarantor (the “Guarantor”), and U.S. Bank National Association, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of Securities of which this Note is a part), as supplemented by a First Supplemental Indenture thereto, dated as of April 2, 2013 (the “First Supplemental Indenture,”), and as further supplemented by a Second Supplemental Indenture thereto, dated as of June 21, 2019 (the “Second Supplemental Indenture,” and together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), among the Operating Partnership, the Guarantor and the Trustee. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Operating Partnership, the Guarantor, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Note is one of a duly authorized series of Securities designated as “3.300% Senior Notes due 2026” (collectively, the “Notes”), limited, except as specified below, in aggregate principal amount to FOUR HUNDRED MILLION DOLLARS ($400,000,000). To the extent the terms of this Note conflict with the terms of the Indenture, the terms of this Note shall govern.

Further Issuance. The Operating Partnership may, from time to time, without notice to, or the consent of, the Holders of the Notes, increase the principal amount of the series of Notes and issue and sell additional Securities (“Additional Securities”) ranking equally and ratably with, and having the same interest rate, maturity and other terms as, the originally issued Notes (other than the issue date and, to the extent applicable, public offering price, initial Interest Payment Date and initial date of interest accrual). Any such Additional Securities will be consolidated, and constitute a single series of Securities, with the originally issued Notes for all purposes; provided, however, that any such Additional Securities that have the same CUSIP, ISIN or other identifying number of any Outstanding Notes must be fungible with such Outstanding Notes for U.S. federal income tax purposes.

Reports. So long as any Notes are outstanding, the Guarantor and the Operating Partnership will furnish to the Trustee such information, documents and other reports, and such summaries thereof, as may be required by Section 314(a) of the Trust Indenture Act. In addition, in the event the Operating Partnership is not subject to Section 13 or 15(d) of the Exchange Act, the Operating Partnership will, solely with respect to the Notes, within 15 days after each of the respective dates by which the Operating Partnership would have been required to file annual reports, quarterly reports and other documents with the Commission, if it were so subject, (a) file or furnish with the Commission for public availability, (b) post on a website (which may be a password protected website) hosted by the Guarantor and the Operating Partnership or by a third party, which such website shall be made available to Holders of the Notes, or (c) mail or otherwise transmit to such Holders, in each case within the applicable time period specified above, copies of the annual reports, quarterly reports and other documents that the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if it were subject to such Sections.

Events of Default. If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of the Notes may be declared, and in certain cases shall automatically become, due and payable in the manner and with the effect provided in the Indenture.

Sinking Fund. The Notes are not subject to, or entitled to the benefits of, any sinking fund.

Satisfaction and Discharge. The Indenture contains provisions where, upon the Operating Partnership’s direction and satisfaction of certain conditions, the Indenture shall cease to be of further effect with respect to the Notes, subject to the survival of specified provisions of the Indenture.

Defeasance and Covenant Defeasance. The Indenture contains provisions for defeasance of certain obligations of the Operating Partnership under this Note and the Indenture and covenant defeasance of certain obligations of the Operating Partnership under the Indenture.

Modification and Waivers; Obligations of the Operating Partnership Absolute. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Operating Partnership and the Guarantor and the rights of the Holders of the Securities. Such amendment and modification may be effected under the Indenture at any time by the Operating Partnership, the Guarantor and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of each series affected thereby (voting as separate classes). The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series, on behalf of the Holders of all Outstanding Securities of such series, to waive compliance by the Operating Partnership with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series to waive, on behalf of the Holders of all Outstanding Securities of such series, certain past defaults under the Indenture and their consequences. Any such consent or waiver in respect of the Notes shall be conclusive and binding upon the Holder of this Note and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Operating Partnership, which is absolute and unconditional, to pay the principal of, and premium, if any, and interest on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed.

Limitation on Suits. As set forth in, and subject to, the provisions of the Indenture, no Holder of any Note will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of at least 25% in aggregate principal amount of the Outstanding Notes, as well as an offer of indemnity or security reasonably satisfactory to it, and no inconsistent direction has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Outstanding Notes. Notwithstanding any other provision of the Indenture, each Holder of a Note will have the right, which is absolute and unconditional, to receive payment of the principal of, and premium, if any, and interest on, such Note on the respective due dates therefor and to institute suit for the enforcement therefor, and this right shall not be impaired without the consent of such Holder.

Authorized Denominations. The Notes are issuable only in registered form without coupons in minimum denominations of $2,000 or any integral multiple of $1,000 in excess thereof.

Registration of Transfer or Exchange. As provided in the Indenture and subject to certain limitations herein and therein set forth, the transfer of this Note is registrable in the register of the Notes maintained by the Security Registrar upon surrender of this Note for registration of transfer, at the Office or Agency in any Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Operating Partnership and the Security Registrar duly executed by, the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

As provided in the Indenture and subject to certain limitations herein and therein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of different authorized denominations, as requested by the Holders surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Operating Partnership, the Guarantor, the Trustee and any agent of the Operating Partnership, the Guarantor or the Trustee may treat the Holder as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Operating Partnership, the Guarantor, the Trustee or any such agent shall be affected by notice to the contrary.

Guarantee. Payment of this Note is fully and unconditionally guaranteed by the Guarantor pursuant to the Guarantee issued pursuant to the Base Indenture.

Defined Terms. All terms used but not defined in this Note shall have the meanings assigned to them in the Indenture.

Governing Law. The Indenture and this Note shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401. EACH OF THE OPERATING PARTNERSHIP, THE GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES, THE GUARANTEE OR THE TRANSACTION CONTEMPLATED HEREBY.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture (including the Guarantee) or be valid or obligatory for any purpose.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Operating Partnership has caused “CUSIP” numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the correctness or accuracy of such CUSIP number, or the ISIN number, printed on the Notes, and reliance may be placed only on the other identification numbers printed hereon.

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IN WITNESS WHEREOF, the Operating Partnership has caused this Note to be duly executed by duly authorized signatories.

Dated: June 21, 2019

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP LP

By:	American Campus Communities Holdings, LLC, its general partner

By:
Daniel B. Perry
Vice President, Secretary and Treasurer

By:
Kim K. Voss
Vice President

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Dated: June 21, 2019

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY NUMBER OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please print or typewrite name and address,

including postal zip code, of assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints to transfer said Note on the books of the Trustee, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular, without alteration or enlargement or any change whatsoever.

Signature Guarantee